Exhibit 10.1

Cancellation of Debt Agreement

This Cancellation of Debt Agreement (this “Agreement”) is entered into by Paul Spivak (“Spivak”) with US Lighting Group, Inc. (“USLG”) on March 1, 2024.

Recitals

On August 5, 2022, USLG acquired MIGMarine Corporation (“Mig Marine”) from Spivak for $6,833,333 pursuant to a stock purchase agreement dated August 5, 2022 between Spivak and USLG (the “SPA”).

The Mig Marine purchase price was completely seller-financed: pursuant to the SPA $638,333 (10%) was deferred for one year interest free and was due August 5, 2023 (the “Deposit”); and USLG issued Spivak a promissory note dated August 5, 2022 in the amount of $6,195,000 for the remainder (the “Note”).

The Note bears interest at the rate of 6.25% per year and has a five-year term with monthly installments of principal and interest beginning on September 5, 2022, with the final payment on August 5, 2027.

Effective May 1, 2023, Spivak and USLG entered into a waiver and extension deferring payments of the Deposit and payment and accrual of interest on the Note until January 2024.

Effective January 1, 2024, Spivak and USLG entered into a waiver and extension deferring payments of the Deposit and payment and accrual of interest on the Note until January 2025.

As a founder of USLG and in order to strengthen the company’s balance sheet, Spivak is willing to cancel the Deposit and $1,195,000 of the principal of the Note.

Agreements

1. Cancellation of Deposit. Spivak hereby cancels and waives payment of the Deposit in its entirety effective December 31, 2023. USLG is no longer obligated to pay the Deposit.

2. Reduction of Note. Spivak hereby cancels and waives payment of $1,195,000 of the principal of the Note effective December 31, 2023. As of that date, the principal amount of the Note reduced from $6,195,000 to is $5,000,000.

3. Note Extension. As agreed to by Spivak in the waiver and extension dated January 1, 2024, the Note will be repaid in consecutive monthly installments of principal and interest, amortized over five years, on the first business day of each month commencing January 2, 2025 and continuing until December 1, 2029, with the remaining balance then owing under the Note being paid at that time. USLG may prepay the Note at any time without penalty. Interest will only begin accruing on the principal balance of the Note beginning January 1, 2025 until the Note is paid in full.

4. No Other Changes. Other than as specifically provided for in this Waiver, the terms of the Agreement and Note remain unchanged and in full force and effect.

This Agreement is executed by the parties as of the date listed above.

US Lighting Group, Inc.

/s/ Paul Spivak	/s/ Anthony Corpora
Paul Spivak	By Anthony Corpora, Chief Executive Officer